SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON DC  20549

                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934




                       Date of Report: February 7, 2003
                      ---------------------------------
                      (Date of earliest event reported)




                     Bion Environmental Technologies, Inc.
            -----------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter




         Colorado                  001-31437               84-1176672
   ------------------------    ---------------------    -------------------
   (State of Incorporation)    (Commission File No.)    (I.R.S. Employer
                                                         Identification No.)




                   18 East 50th Street, New York, NY  10022
             -----------------------------------------------------
             (Address and Zip Code of Principal Executive Offices)




Registrant's telephone number including area code: (212) 758-6622



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Item 5.  Other Events.

CHANGES IN OUR MANAGEMENT.

     The following changes in our management have recently occurred:

     * On February 7, 2003, as a result of cost-cutting measures, Mr. David Fuller was terminated as our Principal Accounting Officer. The duties of the Principal Accounting Officer will now be performed by Mr. Lawrence Danziger, our Chief Financial Officer.

     * In a letter dated February 10, 2003, and effective February 1, 2003, Mr. Salvatore J. Zizza resigned as our President and Chief Operating Officer citing that he was not able to devote the time necessary to perform such duties.

AGREEMENT WITH CENTERPOINT CORPORATION.

     Effective February 12, 2003, in order to eliminate an impediment to a possible future financing, we entered into an agreement with Centerpoint Corporation, our majority -owned subsidiary, to immediately cancel Section 2.4 "Post-Closing Adjustment" and Section 1.2(b) "Failure to Register or Lapse of Effectiveness" from the January 2002 Subscription Agreement between us and Centerpoint. Our management believes that it is in the best interests of all of the shareholders of both companies that these obstacles to a possible future financing be removed. As majority stockholder, we have a fiduciary obligation to act in the best interests of the Centerpoint minority stockholders.

     As consideration to Centerpoint for canceling the sections noted above, we forgave all amounts due from Centerpoint, totaling approximately $500,000. In addition, we returned to Centerpoint for cancellation warrants to purchase one million shares of Centerpoint's common stock.

LIQUIDITY UPDATE.

     During the period January 10, 2003 through February 13, 2003, D2 advanced the Company $245,000.

     At approximately the close of business on February 11, 2003, we were informed by potential investors that they would not proceed with a planned financing because of current market conditions. As a result, we were unable to proceed with a pending bridge financing because the bridge financing was intended to be repaid from funds that were to be provided from the expected financing that was terminated by the potential investors. Due to liquidity issues, we have informed all of our employees that we do not currently have enough cash on hand to pay our employees after the 15th of this month.

     Although we are currently seeking other outside sources of capital, as of this date we have not been able to secure financing that is necessary for our current and future operations and there can be no assurance that sufficient funds will be available from external sources. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. Since we do not yet have the ability to generate cash flow from operations, we will be forced to substantially curtail or cease our current business activities if we are not able to immediately raise capital from outside sources. This would have a material adverse effect on our business and our shareholders.


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
     The level of funding required to accomplish our objectives is ultimately dependent on the success of our research and development efforts, which at this time is unknown.

Item 7. Financial Statements and Exhibits.

     The following documents are filed as exhibits to this Form 8-K:

     Exhibit No.   Description

        10.1 Agreement between Bion Environmental Technologies, Inc. and Centerpoint Corporation canceling provisions of the Subscription Agreement by and between Bion Environmental Technologies, Inc. and Centerpoint Corporation

        99.1 Resignation Letter from Salvatore Zizza from the positions of President and Chief Operating Officer


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BION ENVIRONMENTAL TECHNOLOGIES, INC.


Date: February 13, 2003            By: /s/ Lawrence R. Danziger
                                      -------------------------------------
                                      Lawrence R. Danziger
                                      Chief Financial Officer




























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